CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-237080 on Form S-6 of our report dated April 14, 2020, relating to the financial statements of FT 8631, comprising 60/40 Strategic Allocation Port. 2Q '20 - Term 7/16/21 (60/40 Strategic Allocation Portfolio, 2nd Quarter 2020 Series) and 75/25 Strategic Allocation Port. 2Q '20 – Term 7/16/21 (75/25 Strategic Allocation Portfolio, 2nd Quarter 2020 Series), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 14, 2020